SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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☐	Definitive proxy statement
☒	Definitive additional materials
☐	Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
VALENTIS, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[Valentis letterhead—office of the president]

January 16, 2003

Dear                           ,

Please accept our best wishes for 2003. You previously received proxy materials in connection with the upcoming Annual Meeting of Stockholders of Valentis, Inc. to be held on January 23, 2003.

According to our latest records, your voting proxy for this meeting has not yet been returned. I am writing to respectfully request that you vote your shares FOR each of the Proposals set forth in the proxy statement, particularly Proposal Nos. 1, 2, 3 and 4.

You should review carefully all of the proxy materials you received for important information prior to casting your vote.

As described in greater detail in the proxy materials, we are seeking stockholder consent for the adoption of a restated certificate of incorporation (the "Restated Certificate"), the filing of which may prevent the redemption of the Company's outstanding Series A Preferred Stock and may prevent the delisting of the Company's Common Stock from The Nasdaq National Market. The filing of the Restated Certificate will have the following principal effects:

  1.
  adjustment of the conversion price of the Series A Preferred Stock from $9.00 to $0.242 and elimination of all redemption rights of the Series A Preferred Stock;

  2.
  automatic conversion of all outstanding shares of Series A Preferred Stock into Common Stock at 5:00 pm on the day of the filing of the Restated Certificate;

  3.
  an increase in the authorized shares of Common Stock from 65 million to 190 million; and

  4.
  a reverse stock split of the outstanding shares of Common Stock, based on the exchange ratio to be selected by the Board, at 5:01 pm on the day of the filing of the Restated Certificate.

Your vote "FOR" Proposal Nos. 1, 2, 3 and 4 is critical!

If we are unable to gain stockholder approval of Proposal Nos. 1, 2, 3 and 4, the holders of our Series A Preferred Stock may require us to redeem all outstanding shares of Series A Preferred Stock, and we would not have sufficient capital resources to effect such redemption. We would likely then need to consider taking action that may result in the company's dissolution or insolvency, including seeking protection under bankruptcy laws or other similar actions. Your support of Proposal Nos. 1, 2, 3 and 4 can prevent this and allow us to continue our product development efforts.

The affirmative vote of a majority of all outstanding shares of Common Stock will be required for approval of Proposal Nos. 1, 2, 3 and 4. Unless stockholders approve each of Proposal Nos. 1, 2, 3 and 4, the Company will not undertake any of the actions described in Proposal Nos. 1, 2, 3 and 4. Accordingly, a vote AGAINST any of Proposal Nos. 1, 2, 3 and 4 may have the effect of a vote AGAINST all of Proposal Nos. 1, 2, 3 and 4. Each abstention, failure to vote, or broker non-vote on Proposal Nos. 1, 2, 3 and 4 will have the same effect as a negative vote on those Proposals.

If you have not received, or have any questions about, the proxy materials, please contact me or Joe Markey, our head of Finance (email: markey@valentis.com, or telephone: 650-697-1900, extension 369).

After you have carefully reviewed the proxy materials, please sign, date and return your proxy card as promptly as possible to ensure your representation at the meeting. Alternatively, you may send a fax copy of your signed and dated proxy card to ADP in the United States at fax number (631) 254-7693. Even if you have given your proxy, you may still vote in person if you attend the meeting.

If you have already voted your proxy, thank you for your continued support of Valentis.

Best regards,

Benjamin F. McGraw III
Chairman, President and CEO